Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common stock, par value $0.001 per share, of Xperi Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 31, 2024

Rubric Capital Management LP

By:	Rubric Capital Management GP LLC General Partner

By:	/s/ David Rosen
	Name:	David Rosen
	Title:	Managing Member

/s/ David Rosen
David Rosen